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                                                                   Exhibit 10.9

                               SECOND AMENDED AND
                            RESTATED SUPPLY AGREEMENT

         This Second Amended and Restated Supply Agreement (this "Agreement") is made and entered into effective as of September 1, 1998, by and among SPINCYCLE, INC., a Delaware corporation ("Buyer"), and ALLIANCE LAUNDRY SYSTEMS LLC, a Delaware limited liability company ("Seller").

                               W I T N E S S E T H

         WHEREAS, Buyer is in the business of building, acquiring, owning, and operating coin-or card-operated laundromats, and activities ancillary or related thereto; and

         WHEREAS, Buyer desires to purchase substantially all of its new coin-operated or card-operated washing machines and dryers from Seller, and wishes to assure itself of an ongoing business relationship with Seller beneficial to Buyer in terms of providing it with the latest products and technology in the business, and other complementary benefits; and

         WHEREAS, Buyer's predecessor-in-interest, SpinCycle, Inc., a Minnesota corporation and its wholly-owned subsidiary, Pinnacle Financial, Inc., a Minnesota corporation, previously entered into a Supply Agreement with Seller's predecessor-in-interest, Raytheon Appliances, Inc., a Delaware corporation, dated as of November 22, 1996 (the "Original Supply Agreement"), pursuant to which Buyer and/or its predecessors-in-interest acquired Products (as hereafter defined) from Seller and/or its predecessors-in-interest; and

         WHEREAS, the Original Supply Agreement was subsequently amended and restated pursuant to that certain Amended and Restated Supply Agreement dated as of February 19, 1998 (the "First Restated Agreement") between Buyer and Raytheon Commercial Laundry LLC, a Delaware limited liability company, which had succeeded to the rights and obligations of Raytheon Appliances, Inc., under the Original Supply Agreement. Pursuant to the First Restated Agreement, Buyer continued to acquire its requirements of Products from Seller and/or its predecessors-in-interest; and

         WHEREAS, the rights and obligations of Raytheon Commercial Laundry LLC under the First Restated Agreement have subsequently been assigned to and assumed by Seller; and
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         WHEREAS, the parties now desire to amend and restate the terms of the
First Restated Agreement, and in order to do so Buyer and Seller wish to enter into this Agreement, pursuant to which Buyer will continue to purchase its requirements of the Products from Seller.

         NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. REQUIREMENTS CONTRACT. For the term hereof (as defined in Section
10), so long as Seller is a manufacturer of the Products defined in Section 2 herein and so long as Buyer owns businesses located in the continental United States at which one or more coin-operated or card operated washing machines and/or dryers are located, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, Buyer's requirements of Products on the terms and conditions contained herein. In the event Buyer wishes to lease Products, Buyer further agrees to specify to the lessor that such Products must be purchased from Seller. In the event Buyer shall at any time be deriving revenue from any other person to whom Buyer has leased or subleased any laundromat, or with whom Buyer has entered into any license agreement, purchase agreement, franchise agreement, or other arrangement relative to the operation of a laundromat and/or providing such person with the benefit of Buyer's experience in connection therewith, Buyer shall use commercially reasonable efforts, to the maximum extent permitted by law, to require and encourage such person to purchase Products from Seller or, at Seller's option, from one of Seller's network of authorized distributors.

         2. DEFINITION OF PRODUCTS. For purposes of this Agreement, the parties agree that the following are the defined "Products" referenced in this
Agreement:

                  a. All topload and front load washing machines;

                  b. All stacked and tumbler dryers (collectively with a. above, "Machines");

                  c. All replacement and repair parts ("Parts") for any and all of Seller's Machines owned by, leased to or serviced by Buyer (which Buyer may acquire either directly from Seller or from Seller's authorized distributors).

         3. PRICE. The current prices to be charged Buyer for all current formulations of the Products are those set forth in Exhibit A attached hereto
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and by this reference made a part hereof. The prices are stated on a FOB shipping point basis, and shipping responsibilities shall be in accordance with Seller's standard practices. Payments with respect to Products hereunder shall be made by Buyer within thirty (30) days from date of invoice; provided, however, that Seller retains the right to adjust payment terms in a manner consistent with Seller's customary open-account credit terms, as the same may be adjusted from time to time, or in the event Buyer fails to maintain the timeliness of its payment in all material respects.

                  The prices set forth in Exhibit A will be subject to Seller's Commercial Laundry Volume Rebate Program, as attached hereto as Exhibit B and by this reference made a part hereof, with respect to Buyer's purchases of serial numbered Speed Queen branded equipment. The Volume Rebate will be paid based upon purchases made between September 1st and August 31st of each year (provided, however, that for purposes of calculating Buyer's Volume Rebate for the rebate period ending August 31, 1999, Buyer shall be given credit for all purchases commencing August 1, 1998 and ending August 31, 1999). Rebates will be paid or credited to Buyer's account with Seller within thirty (30) days following the end of the rebate period.

         4. RIGHTS WITH RESPECT TO FUTURE PRICES. Seller shall have the right to change the prices charged Buyer for Products upon thirty (30) days prior written notice. The percentage increases in prices by Seller shall not exceed the percentage price increases which are implemented with respect to Seller's Speed Queen Distributors, as documented by Seller's published manufacturer's list prices. In any event, there shall be no increase in the prices charged by Seller for Products during the first year of the term of this Agreement, and thereafter increases in price by Seller shall not exceed two percent (2%) for the second year of the term hereof and shall not exceed an additional two percent (2%) for the third year of the term hereof; provided, however, that prices may be changed as a result of modifications to the Products which are requested by Buyer.

         5. COMPETITIVE PRODUCT. In consideration of Seller's agreement to provide the significant volume-based rebates described in Exhibit B attached hereto, Buyer agrees to limit the extent to which it acquires equipment which is competitive with the Products manufactured by Seller. Buyer agrees to purchase no more than 5% of its annual requirements of Machines for new store development from competitors of Seller, and compliance with this covenant shall be tested on a trailing 12-month basis. In addition, if (a) Seller is unable to deliver (i) Machines which Buyer has ordered within forty-five (45)

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days or (ii) Parts within five (5) business days of Buyer's order; and (b) such order is in an amount customarily ordered by Buyer, Buyer has the right to instead purchase a like number of pieces of equipment of comparable grade and quality from Seller's competitors, which purchases shall not count toward the aforementioned 5% allowance for competitive purchases. In addition to the foregoing, in the event that Buyer requires certain items of laundry equipment with respect to which none of the Products manufactured by Seller materially conform to the specifications of such equipment required by Buyer, then Buyer shall be free to purchase such equipment from any other person; provided, however, that in the event Seller subsequently manufactures a Product which satisfies in all material respects the specifications required by Buyer and is reasonably competitively priced, Buyer shall thereafter purchase such equipment from Seller as one of the Products hereunder.

         6. TECHNICAL SUPPORT. Seller will commit resources to work directly with Buyer on projects mutually beneficial to the parties, including but not limited to audit control, electronic display and card-actuated washers and dryers. This is required to ensure timely response to new product development and day-to-day product problem resolution.

         7. PRODUCT RELIABILITY. Buyer will share with Seller service history and product reliability data which is readily available to Buyer concerning the performance of Seller's products.

         8. WARRANTY. All Products are sold to Buyer with the manufacturer's warranty as set forth on Exhibit C attached hereto, unless specifically agreed to the contrary between Buyer and Seller as to designated Products. The foregoing warranty coverage will also apply retroactively to all Products purchased by Buyer from November 22, 1996, through the date of this Agreement.

         9. DEFAULT AND ARBITRATION. Each of the following shall constitute an Event of Default under this Agreement:


                  A. Default in the payment when due of any amount owed by Buyer to Seller under this Agreement; and

                  B. Default in the obligation to obtain Products from Seller in the manner set forth in Sections 1, 2 and 5.

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         Upon the occurrence of an Event of Default hereunder, Seller shall have the right to commence appropriate proceedings in any state or federal court located in Fond du Lac County, Wisconsin, Buyer hereby agreeing that it irrevocably submits to the jurisdiction of such court and waives, to the fullest extent such party may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Provided, however, that if there is a dispute arising out of any of the other terms of this Agreement, such dispute shall be immediately submitted to arbitration in Fond du Lac, Fond du
Lac County, Wisconsin, in accordance of the commercial rules then in effect of the American Arbitration Association, and any award of such arbitration shall be final and binding upon the parties.

         10. TERM. The initial term of this Agreement shall be three (3) years, commencing on the date hereof and ending on August 31, 2001. This Agreement shall be automatically renewed thereafter, for a maximum of four (4) additional years, each such renewal being for a one (1) year term (to August 31 of the applicable year), until one party gives a written notice of non-renewal to the other party at least three (3) months prior to the termination date of the term of this Agreement then in effect, or until August 31, 2005, whichever first occurs.

         11. NOTICE. Except as otherwise provided herein, any notice required hereunder shall be in writing and shall be deemed to have been validly served, given, or delivered upon (a) three (3) business days after deposit in the United States certified or registered mails, with proper postage prepaid, (b) the next business day after deposit with a reputable overnight courier with all charges prepaid, or (c) delivery, if hand-delivered by messenger, all of which must be properly addressed to the party to be notified as follows:

                  (a)      If to Seller at:    Alliance Laundry Systems LLC
                                               Shepard Street
                                               P.O. Box 990
                                               Ripon, WI 54971-0990
                                               Attn:    Senior Vice President,
                                               Sales and Marketing

                  (b)      If to Buyer at:     SpinCycle, Inc.
                                               15990 N. Greenway/Hayden Loop
                                               Suite 400

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                                               Scottsdale, Arizona 85260
                                               Attn:    Mr. Peter Ax

                              with a copy to:  Pedersen & Houpt
                                               161 N. Clark Street
                                               Suite 3100
                                               Chicago, Illinois 60601-3224
                                               Attn:    Susan Hermann, Esq.

or to such other address as each party may designate for itself by like notice.

         12. CHOICE OF LAW. This Agreement shall be governed by the laws of the State of Wisconsin.

         13. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld or unduly delayed. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives, and permitted assigns.

         14. ENTIRE AGREEMENT. This Agreement is the entire agreement among the parties hereto concerning the subject matter hereof and supersedes all prior agreements, understandings, or negotiations between the parties.

         15. COUNTER PARTS CLAUSE; TELECOPY EXECUTION. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile shall also deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BUYER:                                                        SELLER:


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SPINCYCLE, INC., a Delaware corporation     ALLIANCE LAUNDRY SYSTEMS LLC,
                                            a Delaware limited liability company



By: /s/ Peter L. Ax                         By: /s/ Mark Freesman

   Title: Chief Executive Officer              Title: Authorized Signatory


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